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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. ______)*

                                   EDnet, Inc.
            ---------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            ---------------------------------------------------------
                         (Title of Class of Securities)

                                   281345 10 8
            ---------------------------------------------------------
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

------------------------------------------------------                                      ---------------------------------------
CUSIP No.   281345 10 8                                                13G                                   Page 2 of 4 Pages
------------------------------------------------------                                      ---------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     1         NAME OF REPORTING PERSONS
               S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               Tom Kobayashi
-----------------------------------------------------------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     |_|

                                                                                               (b)     |_|
-----------------------------------------------------------------------------------------------------------------------------------
     3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
-----------------------------------------------------------------------------------------------------------------------------------
          NUMBER OF                 5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                      436,531
        OWNED BY EACH
          REPORTING
         PERSON WITH
                               ----------------------------------------------------------------------------------------------------
                                    6      SHARED VOTING POWER

                                           -0-
                               ----------------------------------------------------------------------------------------------------
                                    7      SOLE DISPOSITIVE POWER

                                           436,531
                               ----------------------------------------------------------------------------------------------------
                                    8      SHARED DISPOSITIVE POWER

                                           -0-
-----------------------------------------------------------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               436,531 (includes 11,483 shares issuable upon exercise of vested options within 60 days)
-----------------------------------------------------------------------------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               8.0%
-----------------------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               IN
-----------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 4 pages

Item 1.

       (a)        Name of Issuer:   EDnet, Inc.

       (b)        Address of Issuer's Principal Executive Offices:
                                                         One Union Street
                                                         San Francisco, CA 94111


Item 2.

       (a)        Name of Person Filing:   Tom Kobayashi

       (b)        Address of Principal Business Office or, if None, Residence:
                                                        One Union Street
                                                        San Francisco, CA  94111

       (c)        Citizenship:              United States

       (d)        Title of Class of Securities:    Common Stock

       (e)        CUSIP Number:             281345 10 8


Item 3.           Not applicable


Item 4.           Ownership

       If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

       (a)        Amount Beneficially Owned:
                                             436,531   (includes  11,483  shares
                                             issuable  upon  exercise of options
                                             within 60 days)

       (b)        Percent of Class:                  8.0%

       (c)        Number of shares as to which such person has:

                (i)    sole power to vote or to direct the vote:    436,531
               (ii)    shared power to vote or to direct the vote:      -0-

              (iii)    sole power to dispose or to direct the disposition of:
                                                                     436,531
               (iv)    shared power to dispose or to direct the disposition of:
                                                                       -0-

                  Instruction.   For  computations  regarding  securities  which
represent a right to acquire an underlying security, see Rule 13d-3(d)(1).


Item 5.           Ownership of Five Percent or Less of a Class

                  Not applicable


Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person

                  Not applicable

                                Page 3 of 4 pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable


Item 8.           Identification and Classification of Members of the Group

                  Not applicable


Item 9.           Notice of Dissolution of Group

                  Not applicable


Item 10.          Certification

                  Not applicable


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 February 6, 1997
                        ----------------------------------------------------
                                      Date


                                 /s/ Tom Kobayashi
                        ----------------------------------------------------
                                    Signature


                                 Tom Kobayashi
                        ----------------------------------------------------





                                Page 4 of 4 pages